EXECUTION


                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-AR4

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                              dated August 23, 2005
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           Memphis, Tennessee
4000 Horizon Way                                                  August 23,2005
Irving, Texas  75063

      FTN Financial Capital Markets, a division of First Tennessee Bank National Association (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-AR4 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-AR4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-AR4 Certificates shall evidence the entire beneficial ownership interest in four pools (the "Mortgage Pools") of primarily 30-year adjustable rate, first lien, fully amortizing, one-to-four family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of August 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $425,564,710 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Term to Maturity: The original term to maturity of each Mortgage Loan included in Pool I, Pool II, Pool III and Pool IV shall be 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

              Principal             Interest           Class Purchase
Class          Balance                Rate            Price Percentage
-----         --------               ----            ----------------
I-A-1         $  29,815,000.00    Variable(1)          100.770100000%
I-A-2         $   1,193,000.00    Variable(1)          100.770100000%
II-A-1        $ 216,122,000.00    Variable(1)          100.846500000%
II-A-R        $         100.00    Variable(1)          100.846500000%
III-A-1       $  54,803,000.00    Variable(1)          100.754400000%
IV-A-1        $  54,608,000.00    Variable(1)          100.605468750%
IV-A-2        $  50,000,000.00    Variable(1)          100.605468750%
IV-A-3        $   2,000,000.00    Variable(1)          100.605468750%


(1) The interest rates for the Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

      (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, August 30, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least "AAA" from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and "AAA" from Fitch Ratings, in the case of the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-R, Class III-A-1, Class IV-A-1, Class IV-A-2 and Class IV-A-3 Certificates.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                                Very truly yours,


                                                FTN FINANCIAL CAPITAL MARKETS, a
                                                division of First Tennessee
                                                Bank National Association


                                                By:
                                                   -----------------------------
                                                   Name:  Wade Walker
                                                   Title: Senior Vice President
The foregoing Agreement is
hereby confirmed and
accepted as of the date
first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
   -----------------------------------
   Name:  Alfred Chang
   Title: Vice President


FIRST HORIZON HOME LOAN CORPORATION

By:
   -----------------------------------
   Name:  Terry McCoy
   Title: Executive Vice President